Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-23175 of Adelphia Communications Corporation on Form S-3 of our reports dated June 28, 1996 and March 29, 1996 for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively (each of which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 25, 1997